FOR IMMEDIATE RELEASE
CONTACT:   Walter E. Daller Jr., Chairman, President and CEO
PHONE:   215-256-8851 ext. 2300

Parent Company of Harleysville National Bank and Trust Company

HARLEYSVILLE NATIONAL CORPORATION INCREASES DIVIDEND
AND DECLARES 5% STOCK DIVIDEND

HARLEYSVILLE, PA (August 16, 2004) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a regular cash dividend for the third quarter of 2004 of $.18 per share on 24,974,134 shares of outstanding common stock. The dividend, which represents a 12.5% increase over the regular dividend paid in the same period last year, is payable September 15, 2004, to shareholders of record August 27, 2004. In addition, Directors have approved a 5% stock dividend payable on September 15, 2004 to shareholders of record on August 30, 2004.
“It is a pleasure to report more good news for our loyal shareholders,” said Walter E. Daller Jr., Chairman and CEO. “This continues our record of more than 29 years of increased dividends and 28 years of record earnings,” he added.
Harleysville National Corporation, with assets of $2.8 billion, is the holding company for its major subsidiary, Harleysville National Bank and Trust Company (HNB).  Providing Real Life Financial Solutions, HNB operates 45 offices in 10 counties throughout eastern Pennsylvania. Individuals, families and businesses can apply for banking, trust and investment services at any HNB office, by calling 1-888-HNB-2100 or online at www.harleysvillebank.com. Investment Management and Trust Services are provided through the Millennium Wealth Management and Private Banking Group, a division of HNB, with assets of $1.4 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.